FOR IMMEDIATE RELEASE

CONTACT:   Rodger B. Holley
           President/Chief Executive Officer
           First Security Group, Inc.
           (423) 308-2080
           rholley@fsgbank.com





         FSGBANK COMPLETES ACQUISITON OF BRANCHES FROM NATIONAL BANK OF
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                                    COMMERCE
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     CHATTANOOGA, TN (December 4, 2003) FSGBank, National Association, a
subsidiary of First Security Group, Inc. (FSG) today completed its acquisition of the Monroe County banking operations of National Bank of Commerce (NBC). The acquisition includes branch offices in Sweetwater, Madisonville and Tellico Plains, Tennessee with approximately $50 million in deposits and $18 million in loans.


     Currently, FSGBank has one full-service banking office in Monroe County. With this acquisition, FSGBank will have five banking offices and more than 18.57% or the second largest market share of deposits in Monroe County according to the most recent FDIC data.


     "This strategic expansion in Monroe County gives us a much stronger presence in the market. We are committed to this community and will continue to provide flexible and individualized services to the customers we serve," said Rodger B. Holley, president and CEO of First Security Group, Inc.


FSGBank's parent company, First Security Group, is based in Chattanooga. FSG has 24 full-service banking offices along the Interstate 75 corridor of East Tennessee and north Georgia. FSG also has plans to construct and open three more branches in the Knoxville area by the middle of next year. Presently, FSG's assets total more than $650 million.


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